OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	March 17, 2016	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Exhibit 5.23

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

We have acted as special counsel in the State of North Carolina to StoneMor North Carolina LLC, StoneMor North Carolina Subsidiary LLC and StoneMor North Carolina Funeral Services, Inc. (each individually a “Local Entity” and, collectively, the “Local Entities”) in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entities (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $175,000,000 aggregate principal amount of their 7 7⁄8% Senior Notes due 2021 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7⁄8% Senior Notes due 2021 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of May 28, 2013 (as amended from time to time, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

As special counsel to the Local Entities, we have only represented such parties in connection with the Indenture and certain other matters referred to us from time to time. We do not have knowledge of many of the transactions in which one or more of the Local Entities have engaged or of its or their day-to-day operations or activities, and no inference should be drawn as to our knowledge beyond the scope of the specific matters as to which we have been engaged as counsel to one or more of the Local Entities.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a) a copy of the Articles of Organization or Articles of Incorporation of each Local Entity, as applicable, certified by the secretary or another officer of such Local Entity;

(b) a copy of the Operating Agreement or Bylaws of each Local Entity, as applicable, certified by the secretary or another officer of such Local Entity;

(c) a copy of the Joint Resolutions Adopted by Unanimous Consent In Writing Of All Directors, Trustees, Managers and Governors of the Subsidiaries of StoneMor Partners L.P. (other than StoneMor Operating LLC, Cornerstone Family Services of West Virginia Subsidiary, Inc. and Osiris Holding of Maryland Subsidiary, Inc.), dated as of May 13, 2013, relating to the Indenture, certified by the secretary or another officer of such Local Entity;

(d) certificates of existence issued by the Secretary of State of the State of North Carolina for each Local Entity each dated March 11, 2016 (collectively, the “Entity Certificates”); and

(e) the Master Officer’s Certificate delivered to our firm and relating to certain of the factual assumptions made in this opinion letter.

In addition to the foregoing documents, we have also reviewed such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have assumed and relied upon the truth and completeness, as to matters of fact (including the factual portion of any matters of mixed fact and law), of the Entity Certificates (and we have also assumed that the information contained therein is current through the date hereof notwithstanding any earlier “through” date contained in such Entity Certificates), and the factual representations and warranties of the Local Entities given pursuant to or in connection with the Indenture. We have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to the Local Entities, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have not made any independent investigation in rendering this opinion other than the examination described above (and without limiting the generality of the foregoing, we have not conducted any tax, judgment, litigation, lien, docket or similar searches with respect to the Local Entities). Our opinion is therefore qualified in all respects by the scope of that document examination.

In rendering this opinion, we have further assumed and relied upon (i) the correctness, completeness, authenticity and due authorization of all documents, certificates and records examined, the genuineness of all of the signatures thereon and that all natural persons that are party to or acting on behalf of any party to the Indenture and the other documents, certificates and records examined by us have the legal capacity and competency to do so, except that we have not assumed the due authorization by any Local Entity of its execution, delivery and performance of the Indenture, nor have we assumed the due execution by any Local Entity of the Indenture; and (ii) the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies.

Our opinion is expressly limited to the Applicable Laws (as defined below) of the State of North Carolina (the “Covered State”) (such Applicable Laws are sometimes collectively referred to herein as the “Covered Applicable Laws”), and we express no opinion with respect to the laws of any other jurisdiction. In addition, we render no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). In rendering this opinion letter, we have assumed compliance with all laws other than the Covered Applicable Laws. We express no opinion concerning any matter respecting or affected by any laws other than the laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Local Entities or the Indenture. This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinion letters of this kind. This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 Business Lawyer 831 (May 1998).

References herein to the term “Applicable Laws” shall mean both (A) those laws, rules and regulations which are, in our experience, normally applicable to transactions of the type contemplated by the Indenture, and (B) with respect to each Local Entity, those laws, rules and regulations of the Covered State that relate solely and specifically to the operation of a cemetery company, cemetery corporation or funeral establishment, as applicable.

Based upon the foregoing and subject to the limitations, qualifications, exceptions, exclusions and assumptions set forth herein, we are of the opinion that:

1. Based solely upon our review of the Entity Certificates, each Local Entity is existing as a limited liability company or corporation, as applicable, under the laws of the Covered State.

2. As of the date of the Indenture, each Local Entity had the limited liability company or corporate power, as applicable, under the Covered Applicable Laws to execute and deliver the Indenture, and as of the date hereof, each Local Entity has the limited liability or corporate power, as applicable, under the Covered Applicable Laws to perform all of its obligations under the Indenture.

3. All necessary action has been taken on the part of the Local Entities to authorize the execution and delivery of the Indenture and the performance by the Local Entities of their respective obligations thereunder (including each Local Entity’s Guarantee as provided therein).

4. The Indenture has been duly executed and delivered by each Local Entity to the extent that execution and delivery are governed by the laws of the Covered State.

Our opinions expressed above are subject to the following further exceptions, exclusions, limitations, assumptions and qualifications:

(a) We render no opinion herein whatsoever regarding the enforceability of the Indenture or any other documents;

(b) We express no opinion as to the applicability to, or the effect of noncompliance by, any party with any state or federal laws applicable to the transactions contemplated by the Indenture; and

(c) We render no opinion herein whatsoever regarding (i) the compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under any (A) health or environmental law, (B) antitrust law, (C) securities law, (D) taxation law, (E) worker health or safety, subdivision, building code, use and occupancy, zoning or permitting or land use matter, (F) patent, trademark or copyright law (including, but not limited to, any filings and registrations of any patent, trademark or copyright with any governmental authority), or (G) labor or employment law (including, but not limited to, pension and employee benefit law, rule or regulation); or (ii) the compliance or noncompliance of any real estate, personal property or business operations of any Local Entity with federal, state or local laws, statutes, ordinances, rules or regulations.

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. We bring to your attention the fact that our legal opinions are expressions of professional judgment and are not a guarantee of result and should not be construed or relied on as such.

This opinion letter is given as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

You may rely on this opinion in connection with your opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion letter is rendered solely for the benefit of the addressees hereof in connection with the Indenture, and this opinion letter may not be relied upon in connection with any other matter, by any other person or entity or for any other purpose without our express prior written consent in each instance. This opinion may not be quoted or in any way published or provided to any person or entity without our express prior written consent.

Very truly yours,

/s/ SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL & JERNIGAN, L.L.P.